Exhibit 97.1

DANA INCORPORATED CLAWBACK POLICY

1.   Introduction

The Compensation Committee (“Committee”) of the Dana Incorporated (“Dana” or the “Company”) Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and to reinforce the Company’s pay-for-performance compensation philosophy by adopting this policy to provide for the recoupment of certain executive compensation in the event of certain types of accounting restatements (the “Policy”). This Policy is designed to comply with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the New York Stock Exchange (“NYSE”).

2.   Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.   Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the NYSE, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

4.   Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (“Accounting Restatement”), the Board will require reasonably prompt reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered

Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement.

5.   Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting metric during the three-year recoupment period:

● Annual bonuses and other short- and long-term cash incentives

● Stock options

● Stock appreciation rights

● Restricted stock

● Restricted stock units

● Performance shares

● Performance units

● Any other award set forth in the Company’s 2021 Omnibus Incentive Plan

A financial reporting metric is any metric that is determined and presented in accordance with the accounting principles used in preparing Company financial statements as well as any other metric that is derived wholly or in part from the foregoing metrics, stock price and total shareholder return, including return on invested capital, adjusted EBITDA or free cash flow. Incentive Compensation is deemed received in the fiscal period during which the applicable financial reporting measure (as specified in the terms of the award) is attained, even if the payment or grant occurs after the end of that fiscal period.

Incentive Compensation includes only such compensation received by a Covered Executive (a) after beginning services as a Covered Executive (including compensation derived from an award authorized before the individual is newly hired as a Covered Executive, e.g., inducement grants) and (b) if that person served as a Covered Executive at any time during the performance period for such compensation.

For the avoidance of doubt, Incentive Compensation does not include (i) base annual salary, (ii) compensation which is awarded based solely on service to the Company (e.g. a time-vested award, including time-vesting stock options or restricted share units), or (iii) compensation which is awarded based solely on subjective standards, strategic measures (e.g. completion of a merger) or operational measures (e.g. attainment of a certain market share).

6.   Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the amount of Incentive Compensation paid to the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been paid had it been determined based on the restated amounts, computed without regard to any taxes paid.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement. The Board will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

7.   Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

● Requiring reimbursement of cash Incentive Compensation previously paid

● Requiring the return of shares received pursuant to any equity-based award

● Requiring delivery of the proceeds of any sale of shares received pursuant to any equity-based award

● Setting-off the recouped amount from any compensation otherwise owed by the Company to the Covered Executive

● Cancelling outstanding vested or unvested equity awards

● Taking any other remedial and recovery action permitted by law, as determined by the Board

8.   No Indemnification

The Company shall not indemnify or reimburse any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

9. Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or NYSE, including any discretion allowed to the Board.

10.   Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

11.   Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE.

12.   Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into or amended on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

13.   Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the NYSE.

14.   Successors

This Policy shall be binding and enforceable against all Covered Executives and their estates, beneficiaries, heirs, executors, administrators or other legal representatives.

15.   Acknowledgement

Covered Executives are required to acknowledge that they have read this Policy and understand this Policy shall be binding and enforceable against them, their beneficiaries, heirs, executors, administrators or other legal representatives. Each Covered Executive must sign and return to the Company the Acknowledgment and Acceptance Form attached as Exhibit A. If they have questions about the interpretation of this Policy, they should contact the Company’s General Counsel.

ADOPTED: OCTOBER 24, 2023

Exhibit A

DANA INCORPORATED CLAWBACK POLICY

ACKNOWLEDGEMENT AND ACCEPTANCE FORM

By signing this Acknowledgement and Acceptance Form, the undersigned (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Dana Incorporated (“Dana” or the “Company”) Clawback Policy (the “Policy”).

In consideration of the Covered Executive’s eligibility to receive future Incentive Compensation (as defined in the Policy) and to participate in the Company’s Incentive Compensation plans, as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Covered Executive signing this Acknowledgement and Acceptance Form, the Covered Executive acknowledges and agrees that:

1.    the Covered Executive is and will continue to be fully bound by, and subject to, the Policy;

2.    in the event of any inconsistency between the Policy and the terms of any employment or separation agreement to which the Covered Recipient is a party, or the terms of any plan, program or arrangement under which any Incentive Compensation is granted, awarded, earned or paid, the terms of the Policy shall govern;

3.    the Policy will apply both during and after the Covered Executive’s employment with the Company;

4.    the Policy will apply to past and future Incentive Compensation as provided in the Policy; and

5.    the Covered Executive is required to comply with the terms and conditions of the Policy, including, without limitation, the requirement to return any Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.

ACKNOWLEDGED AND ACCEPTED:

  _________________

Signature

Print Name: _______

Date: ____________